EXHIBIT 10.3

COMPENSATORY ARRANGEMENTS WITH EXECUTIVE OFFICERS

The Compensation Committee of Supernus Pharmaceuticals, Inc. (the “Company”) has approved the following adjustments to the cash bonus opportunities for the Company’s executive officers for 2012, with the percentage listed representing the percentage of each such executive officer’s annual base salary that could be payable as the bonus earned for 2012:

Executive Officer	Title	Previous Target Incentive Opportunity	Adjustment	New Target Incentive Opportunity

Jack A. Khattar	President and Chief Executive Officer	40%	10%	50%

Gregory S. Patrick	Vice President and Chief Financial Officer	25%	10%	35%

Stefan K.F. Schwabe	Executive Vice President and Chief Medical Officer	25%	10%	35%

Padmanabh P. Bhatt, Ph.D.	Senior Vice President, Intellectual Property and Chief Scientific Officer	25%	5%	30%

Jones W. Bryan, Ph.D.	Vice President of Business Development	25%	5%	30%

Tami T. Martin, R.N., Esq.	Vice President of Regulatory Affairs	25%	5%	30%

These increases were the result of the Compensation Committee’s review of 2012 data to ensure that the maximum target incentive bonus opportunity of the Company’s executive officers are in line with the maximum target incentive bonus opportunities of executive officers of other public companies operating in its industry. These increases are effective for 2012 bonuses that are customarily paid in 2013. The increase in these percentages is not necessarily indicative of a decision by the Compensation Committee to increase bonuses paid to the executive officers of the Company. Any such decisions will be made by the Compensation Committee in 2013 after full deliberation regarding the Company’s performance for the full year of 2012. All other terms and conditions of the Company’s compensatory arrangements with these executive officers remain unchanged.